                              NOTICE OF REDEMPTION
                               TO THE HOLDERS OF
                          ADVANCED MICRO DEVICES, INC.
                               DEPOSITARY SHARES

                       (EACH REPRESENTING 1/10TH SHARE OF
                $30.00 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK)

                        REDEMPTION DATE: MARCH 13, 1995

                  CONVERSION PRIVILEGE EXPIRES: MARCH 13, 1995

  NOTICE IS HEREBY GIVEN that, pursuant to its Certificate of Incorporation, Advanced Micro Devices, Inc. (the "Company") has exercised its option to redeem on March 13, 1995 (the "Redemption Date") all of its outstanding shares of $30.00 Convertible Exchangeable Preferred Stock (the "Preferred Stock"). The Preferred Stock has been deposited with The First National Bank of Boston (the "Depositary") under the Deposit Agreement, dated as of March 25, 1987 (the "Deposit Agreement"), among the Company, Bank of America National Trust and Savings Association (the predecessor in interest to the Depositary) and the holders from time to time of the Depositary Receipts (the "Depositary Receipts") issued thereunder. Each of the Depositary Shares (the "Depositary Shares") represents 1/10th of a share of Preferred Stock and entitles the holder to all proportionate rights and preferences of the underlying Preferred Stock. Pursuant to the Deposit Agreement, the Depositary will redeem all of the Depositary Shares at a redemption price of $50.90 per Depositary Share, plus the proportionate interest in accrued and unpaid dividends to the Redemption Date of $.73 per share, for a total redemption price of $51.63 (the "Redemption Price"). Payment of the Redemption Price will be made on or after the Redemption Date against presentation and surrender of the Depositary Receipts at the office of the Depositary set forth below. The record date for the purposes of the redemption is the Redemption Date.

  Upon redemption, the Depositary Shares so redeemed will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable on such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

                       ALTERNATIVES AVAILABLE TO HOLDERS
                              OF DEPOSITARY SHARES

  1. CONVERSION OF DEPOSITARY SHARES INTO COMMON STOCK. Each record holder of Depositary Shares has the right, at such holder's option, to surrender Depositary Receipts representing one or more whole shares of Preferred Stock with written instructions to the Depositary to convert Depositary Shares into shares of the Company's Common Stock at any time prior to 5:00 p.m. New York City time on the Redemption Date at the conversion rate as set forth below. Upon surrender of Depositary Receipts to the Depositary, each group of ten Depositary Shares is convertible into 19.873 fully paid and nonassessable shares of Common Stock of the Company. No fractional shares of the Company's Common Stock will be issued upon conversion. Instead, a cash payment equal to the market value of the fractional interest will be paid by the Company. No payment or adjustment in respect of accrued and unpaid dividends on the Depositary Shares will be made upon conversion. The reported last sale price on the New York Stock Exchange ("NYSE") on February 9, 1995, was $31.25 per share of Common Stock. A holder of Depositary Shares who converted such shares on February 9, 1995, would have received Common Stock having a market value, based on the last reported sale price on the NYSE on that date, of $62.10 for each Depositary Share converted (including cash, if any, received in lieu of fractional shares). Enclosed for your information is a Prospectus relating to the Common Stock of the Company issuable upon conversion of the Depositary Shares.

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

  AS LONG AS THE MARKET PRICE OF THE COMMON STOCK IS EQUAL TO OR GREATER THAN $25.98 PER SHARE, UPON CONVERSION HOLDERS OF DEPOSITARY SHARES WILL RECEIVE COMMON STOCK (INCLUDING CASH PAID IN LIEU OF FRACTIONAL SHARES) HAVING A MARKET VALUE (WITHOUT GIVING EFFECT TO COMMISSIONS AND OTHER COSTS OF SALE) GREATER THAN THE AMOUNT OF CASH WHICH THEY WOULD BE ENTITLED TO RECEIVE UPON REDEMPTION. IT SHOULD BE NOTED, HOWEVER, THAT THE PRICE OF THE COMMON STOCK RECEIVED UPON CONVERSION WILL FLUCTUATE IN THE MARKET. NO ASSURANCE IS GIVEN AS TO THE PRICE OF THE COMMON STOCK AT ANY FUTURE TIME, AND THE HOLDERS SHOULD EXPECT TO INCUR VARIOUS EXPENSES OF SALE IF COMMON STOCK IS SOLD.

  THE DEADLINE FOR CONVERSION OF THE DEPOSITARY SHARES, TIME BEING OF THE ESSENCE, IS 5:00 P.M. NEW YORK CITY TIME ON MARCH 13, 1995. BECAUSE IT IS TIME OF RECEIPT, WHICH IS AT THE SOLE RISK OF THE HOLDER OF THE DEPOSITARY SHARES, NOT THE TIME OF MAILING, THAT DETERMINES WHETHER THE DEPOSITARY SHARES HAVE BEEN PROPERLY TENDERED FOR CONVERSION, SUFFICIENT TIME SHOULD BE ALLOWED FOR DELIVERY. IN ALL EVENTS, HOWEVER, THE METHOD OF TRANSMITTING DEPOSITARY RECEIPTS IS AT THE OPTION AND SOLE RISK OF THE HOLDER.

  2. REDEMPTION OF DEPOSITARY SHARES. Depositary Shares not converted by the Redemption Date will be redeemed at a Redemption Price (including accrued and unpaid dividends to the Redemption Date) of $51.63 per Depositary Share. No dividends will accrue or be payable with respect to the Depositary Shares on or after the Redemption Date.

  3. SALE OF DEPOSITARY SHARES THROUGH ORDINARY BROKERAGE TRANSACTIONS. Depositary Shares may be sold through a broker to others. Holders of Depositary Shares should consult their own brokers as to this procedure.

  As long as the market price of the Common Stock remains above $25.98 per share, holders of Depositary Shares who elect to convert will receive upon conversion Common Stock (including cash, if any, received in lieu of fractional shares) having a greater market value than the amount of cash receivable upon redemption.

                        IMPORTANT FINANCIAL FACTS ABOUT
                                THE ALTERNATIVES

      CONVERSION OF DEPOSITARY SHARES
      Market value of Common Stock (including fractional shares) into which each Depositary Share is convertible (based on the
       reported last sale price of the Common Stock on the New York
       Stock Exchange on February 9, 1995, of $31.25 per share)........ $62.10
                                                                        ------
      REDEMPTION OF DEPOSITARY SHARES
      Redemption Price (including accrued dividends) for each
       Depositary Share................................................ $51.63
                                                                        ------

                                     NOTICE

  Holders of Depositary Shares should consult their own investment advisors with respect to these and any other alternatives involving market transactions which may be available to them. This Notice of Redemption is not intended as a solicitation or as advice either to convert, redeem or take any other action with respect to your Depositary Shares.

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

  Advanced Micro Devices, Inc. has been advised that under present federal income tax laws, no taxable gain or loss will be recognized by holders upon conversion of the Depositary Shares into Common Stock, except for cash received in lieu of fractional shares. A redemption of Depositary Shares, however, will be a taxable transaction. The amount and character of income, gain or loss recognized by a holder upon redemption will vary depending upon such holder's individual circumstances. Holders should consult their own tax advisors as to the specific tax consequences applicable to them upon conversion or redemption.

  A copy of this Notice of Redemption, a form of Letter of Transmittal to accompany Depositary Receipts surrendered for redemption or tendered for conversion, guidelines for certification of Taxpayer Identification Number on Substitute Form W-9, a return envelope addressed to the Depositary and a Prospectus of Advanced Micro Devices, Inc. are being sent to holders of record of Depositary Shares. Please read the enclosed documents carefully. Please complete the enclosed Letter of Transmittal and return it to the Depositary with the Depositary Receipts. If you have any questions about how to submit Depositary Receipts or desire additional copies of any of the enclosed documents, you may contact our information agent, Georgeson & Company Inc., at
(800) 223-2064. The addresses of the Depositary for delivery of Depositary Receipts and related materials is:

  If by Hand:                             If by Mail:


  BancBoston Trust Company of New York    The First National Bank of Boston
  One Exchange Place                      Shareholder Service Division
  55 Broadway -- 3rd Floor                P.O. Box 1889
  New York, New York 10006                Mail Stop 45-01-19
                                          Boston, Massachusetts 02105
      or
                                          If by Overnight Messenger:
  The First National Bank of Boston
  100 Federal Street                      The First National Bank of Boston
  B-1 Security Cage                       Shareholder Service Division
  Boston, Massachusetts 02110             Mail Stop 45-01-19
                                          150 Royall Street
                                          Canton, Massachusetts 02021

                                          ADVANCED MICRO DEVICES, INC.

Date: February 10, 1995

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